ANNUAL MEETING RESULTS

An annual meeting of the funds shareholders was held on December 4, 2006. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, and the number of abstentions, are set forth below. There were no broker non-votes.

(1) The funds shareholders elected the following directors:
					     Shares
					   Withholding
			       Shares	    Authority
			      Voted For     To Vote
Benjamin R. Field III ....... 7,759,712       606,178
Roger A. Gibson ............. 7,758,205       607,685
Victoria J. Herget .......... 7,762,379       603,511
John P. Kayser .............. 7,754,092       611,798
Leonard W. Kedrowski ........ 6,488,576     1,877,314
Richard K. Riederer ......... 7,758,942       606,948
Joseph D. Strauss ........... 7,758,584       607,306
Virginia L. Stringer ........ 7,760,829       605,061
James M.Wade ................ 7,762,929       602,961

(2) The funds shareholders ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2007. The following votes were cast regarding this matter:

	Shares		Shares
	Voted           Voted
	For		Against        Abstentions
       8,292,145         27,853           45,892